As filed with the Securities and Exchange Commission on August 18, 2017
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELECTRO SCIENTIFIC INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Oregon	93-0370304
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

13900 N.W. Science Park Drive
Portland, Oregon	97229
(Address of principal executive offices)	(Zip Code)

Electro Scientific Industries, Inc. 1990 Employee Stock Purchase Plan
(Full title of the plan)

Paul Oldham
Senior Vice President of Administration, Chief Financial Officer and Corporate Secretary
Electro Scientific Industries, Inc.
13900 N.W. Science Park Drive
Portland, Oregon  97229
(Name and address of agent for service)

Telephone number, including area code, of agent for service:
(503) 641-4141

Copy to:
Roy Tucker
Perkins Coie LLP
1120 N.W. Couch Street, Tenth Floor
Portland, Oregon  97209-4128

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒	Non-accelerated filer	☐
Smaller reporting company	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock under the Electro Scientific Industries, Inc. 1990 Employee Stock Purchase Plan, as amended	1,000,000 Shares	$10.89	$10,890,000	1,262.15

(1)
Plus an indeterminate number of additional shares that may be issued as a result of an adjustment to the number of shares to be issued pursuant to the plan resulting from any future stock split, stock dividend or similar adjustment of the registrant’s outstanding Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933. The calculation of the registration fee for the shares is based on $10.89, which was the average of the high and low prices of the Common Stock on August 17, 2017 as reported on the Nasdaq Global Select Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents By Reference.
The following documents filed by Electro Scientific Industries, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a) The Company’s Annual Report on Form 10-K/A for the fiscal year ended April 1, 2017, filed on June 28, 2017.
(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the annual report referred to in (a) above.
(c) The description of the authorized capital stock of the Company contained in the Company’s registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.
All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.
Item 4.        Description of Securities.
Not applicable.
Item 5.        Interests of Named Experts and Counsel.
Not applicable.
Item 6.        Indemnification of Directors and Officers.
Section 60.394 of the Oregon Business Corporation Act (the “OBCA”) provides that unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Section 60.407 of the OBCA provides that unless limited by its articles of incorporation, an officer of the corporation is entitled to mandatory indemnification under Section 60.394 to the same extent as a director.
Section 60.391 of the OBCA authorizes a corporation to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (a) the conduct of the individual was in good faith; (b) the individual reasonably believed that the individual’s conduct was in the best interests of the corporation, or at least not opposed to its best interests; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of (b) above. Furthermore, the termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described herein. Indemnification permitted under Section 60.391 of the OBCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. Indemnification is not permitted under Section 60.391 (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) in connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Section 60.407 of the OBCA provides that unless limited by its articles of incorporation, the corporation may indemnify an officer of the corporation under ORS Section 60.391 to the same extent as to a director.
Article VII of the Company’s Third Restated Articles of Incorporation, as amended (the “Articles”), provides that the Company shall indemnify to the fullest extent then permitted by law any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), amounts paid in settlement, judgments, penalties and fines reasonably and actually incurred in connection therewith.
In addition, Section 60.411 of the OBCA provides that a corporation (a) may purchase and maintain insurance on behalf of an individual against liability asserted against or incurred by the individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and (b) may purchase and maintain the insurance even if the corporation has no power to indemnify the individual against the same liability under Section 60.391 or Section 60.394. The Company maintains insurance for the protection of its directors and officers against any liability asserted against such individuals in their official capacities.
In addition to the indemnification provided for in the Articles, the Company has entered into, and intends to enter into in the future, indemnification agreements with each of its directors and certain officers pursuant to which the Company has agreed to indemnify each director or officer to the maximum extent available under the OBCA, provided that the board of directors determines the director seeking indemnification has met the applicable standards of conduct. The rights of indemnification described in the Articles are not exclusive of any other rights to which such director or officer may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the official capacity of the person indemnified and as to the action in another capacity while holding such office.
Item 7.        Exemption from Registration Claimed.
Not applicable.
Item 8.        Exhibits.

4.1	Third Restated Articles of Incorporation, as amended. Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2010.

4.2	2009 Amended and Restated Bylaws, as amended. Incorporated by reference to Exhibit 3.1 Company’s Current Report on Form 8-K filed on March 26, 2015.

5.1	Opinion of Perkins Coie LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Perkins Coie LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

99.1
Electro Scientific Industries, Inc.’s 1990 Employee Stock Purchase Plan, as amended (incorporated by reference to Appendix A to the registrant’s Definitive Proxy Statement on Schedule 14A for the 2017 Annual Meeting of Shareholders filed on July 10, 2017 (File No. 000-12853))

Item 9.        Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on this 18th day of August, 2017.

ELECTRO SCIENTIFIC INDUSTRIES, INC.

By:	/s/ Paul Oldham
Paul Oldham
Senior Vice President of Administration,
Chief Financial Officer and Corporate Secretary
POWER OF ATTORNEY
Each person whose signature appears below authorizes Paul Oldham and Michael Burger, or either of them, as attorney-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 18, 2017.

Signature	Title

/s/Michael D. Burger	President, Chief Executive Officer and Director
Michael D. Burger	(Principal Executive Officer)

/s/PAUL OLDHAM	Senior Vice President of Administration, Chief Financial Officer
Paul Oldham	and Corporate Secretary (Principal Financial Officer and
Principal Accounting Officer)

/s/FREDERICK A. BALL	Director
Frederick A. Ball

/s/LAURENCE E. CRAMER	Director
Laurence E. Cramer

/s/RAYMOND A. LINK	Director
Raymond A. Link

/s/JOHN MEDICA	Director
John Medica

/s/RICHARD H. WILLS	Chair of the Board of Directors
Richard H. Wills

EXHIBIT INDEX

Exhibit
Number    Document Description

4.1	Third Restated Articles of Incorporation, as amended. Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2010.

4.2	2009 Amended and Restated Bylaws, as amended. Incorporated by reference to Exhibit 3.1 Company’s Current Report on Form 8-K filed on March 26, 2015.
5.1    Opinion of Perkins Coie LLP.
23.1    Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.3    Consent of Perkins Coie LLP (included in Exhibit 5.1).
24.1    Powers of Attorney (included on signature page).

99.1
Electro Scientific Industries, Inc.’s 1990 Employee Stock Purchase Plan, as amended (incorporated by reference to Appendix A to the registrant’s Definitive Proxy Statement on Schedule 14A for the 2017 Annual Meeting of Shareholders filed on July 10, 2017 (File No. 000-12853))